FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS RAISES $5 MILLION FROM INSTITUTIONAL INVESTORS THROUGH PRIVATE PLACEMENT

Buffalo, NY – February 26, 2010 - Cleveland BioLabs, Inc. (NASDAQ:  CBLI) (the “Company”) announced today that it has signed an agreement with various institutional investors for the private placement of an aggregate of 1,538,462 shares of its common stock and warrants to purchase 1,015,385 shares of its common stock for an aggregate purchase price of $5,000,000, or $3.25 per share.  The warrants are exercisable commencing six months following issuance, have a term of exercise of 4.5 years and an exercise price of $4.50.  The shares issued to the investors and the shares underlying the warrants have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The transaction is expected to be consummated on March 2, 2010. The Company intends to use the proceeds of the private placement for working capital purposes.

Rodman & Renshaw, LLC, (the “Agent”) a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM - News), served as the Company's placement agent for the transaction.

The Company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission today, which will include a more detailed description of the transaction.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  The transaction described above does not assure that the Company’s business or financial results will be successful or that the Company will not need to raise additional capital.  The Company may not be able to raise needed additional capital on the same terms as those in the transactions described above or on any other terms.  Factors that may affect the business or financial results or condition of the Company include the availability of capital, the progress and outcome of clinical trials and obtaining necessary regulatory approvals and are described more extensively in the Company’s filings with the SEC.  Stockholders and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and, except as expressly required by the federal securities laws, the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events, circumstances or development.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com